SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No.1)*


                                  E-LOAN, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   26861P 10 7
          -----------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages

---------------------
CUSIP NO. 26861P 10 7
---------------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           SOFTBANK America Inc. (IRS#: N/A)
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)  [X]
                                                         (b)  [ ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       5,437,797
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH                   -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 5,437,797
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

                           5,437,797
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                              [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           12.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

                           CO
--------------------------------------------------------------------------------


                               Page 2 of 10 pages

---------------------
CUSIP NO. 26861P 10 7
---------------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           SOFTBANK Holdings Inc. (IRS#: N/A)
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)  [X]
                                                         (b)  [ ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       5,437,797
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH                   -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 5,437,797
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           5,437,797
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                              [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           12.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                           HC, CO
--------------------------------------------------------------------------------


                               Page 3 of 10 pages

---------------------
CUSIP NO. 26861P 10 7
---------------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           SOFTBANK Corp. (IRS#: N/A)
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)  [X]
                                                         (b)  [ ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Japan
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       5,437,797
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH                   -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 5,437,797
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           5,437,797
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                              [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           12.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                           HC, CO
--------------------------------------------------------------------------------


                               Page 4 of 10 pages

---------------------
CUSIP NO. 26861P 10 7
---------------------
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Masayoshi Son (IRS#: N/A)
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)  [X]
                                                         (b)  [ ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY


--------------------------------------------------------------------------------
 4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                           Japan
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
  NUMBER OF                      0
    SHARES                 -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
  OWNED BY                       5,437,797
    EACH                   -----------------------------------------------------
 REPORTING                 7.    SOLE DISPOSITIVE POWER
   PERSON                        0
    WITH                   -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                 5,437,797
--------------------------------------------------------------------------------
 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           5,437,797
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                                              [  ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           12.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                           IN
--------------------------------------------------------------------------------


                               Page 5 of 10 pages

CUSIP NO.  26861P 10 7

         This Amendment No. 1 to Schedule 13G amends and supplements the statement on Schedule 13G previously filed by SOFTBANK America Inc. ("SB America"), SOFTBANK Holdings Inc. ("SBH"), SOFTBANK Corp. ("SOFTBANK") and Masayoshi Son ("Mr. Son") with the Securities and Exchange Commission. Except as amended and supplemented herein, that statement on Schedule 13G remains in full force and effect.

ITEM 2.  (a)  Name of Person Filing:
         SOFTBANK America Inc. ("SB America")
         SOFTBANK Holdings Inc. ("SBH")
         SOFTBANK Corp. ("SOFTBANK")
         Masayoshi Son

         SB America holds 3,514,776 shares of Common Stock of the Issuer. In addition, SOFTBANK Technology Ventures IV, L.P. ("STV IV") holds 1,886,871 shares of Common Stock of the Issuer, and SOFTBANK Technology Advisors Fund, L.P. ("STAF") holds 36,150 shares of Common Stock of the Issuer. STV IV and STAF are limited partnerships the general partner of which is STV IV LLC. As general partner, STV IV LLC has voting power and investment power over securities held by STV IV and STAF. SB America has a 50% interest in STV IV LLC. Accordingly, securities held by STV IV and STAF may be deemed to be beneficially owned by SB America. SB America is a wholly-owned subsidiary of SBH, which in turn is a wholly-owned subsidiary of SOFTBANK. Mr. Son is the Chief Executive Officer of SOFTBANK and has an approximately 38% interest in SOFTBANK. Accordingly, securities owned by SB America may be deemed to be beneficially owned by SBH; securities owned by SBH may be deemed beneficially owned by SOFTBANK; and securities owned by SOFTBANK may be deemed beneficially owned by Mr. Son.

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned:  5,437,797

         (b)  Percent of Class:  12.9%

         (c)  Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:
                      0

               (ii)   shared power to vote or to direct the
                      vote:
                      5,437,797

                               Page 6 of 10 pages

              (iii)   sole power to dispose or direct the
                      disposition of:
                               0

               (iv)   shared power to dispose or direct the
                      disposition of:
                      5,437,797

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE
         GROUP

         See Exhibit C for the identity of each member of the group filing this statement.

ITEM 10.          CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 5, 2000

                               SOFTBANK AMERICA INC.


                               By:   /s/ Ronald D. Fisher
                                    ---------------------
                                       Ronald D. Fisher, Vice Chairman


                               SOFTBANK HOLDINGS INC.


                               By:   /s/ Stephen A. Grant
                                    ---------------------
                                       Stephen A. Grant, Secretary


                               SOFTBANK CORPORATION


                               By:   /s/ Stephen A. Grant
                                    ---------------------
                                       Stephen A. Grant, Attorney-in-Fact


                               MASAYOSHI SON


                               By:   /s/ Stephen A. Grant
                                    ---------------------
                                       Stephen A. Grant, Attorney-in-Fact



                               Page 8 of 10 pages

                                  EXHIBIT INDEX

         Exhibit           Description
         -----------------------------

         Exhibit A         Agreement of Joint Filing (incorporated by
                           reference to Exhibit A to the Statement on
                           Schedule 13G filed by SOFTBANK America
                           Inc., SOFTBANK Holdings Inc., SOFTBANK
                           Corp. and Mr. Masayoshi Son on February
                           14, 2000 with respect to E-Loan, Inc.).

         Exhibit B         Power of Attorney (incorporated by
                           reference to Exhibit 24 to the Statement on Schedule 13G filed by SOFTBANK, Mr. Son and SOFTBANK Ventures, Inc. on February
                           18, 1998 with respect to Concentric
                           Network Corporation).

         Exhibit C         Identity of members of group filing this
                           statement pursuant to Rule 240.13d-1(c)




                                  Page 9 of 10